Exhibit (21) List of Subsidiaries

                  Name                            State

     Corporations:
     ------------

     Parkway Properties General Partners, Inc.    Delaware

     Golf Properties, Inc.                        North Carolina


     Partnerships:
     ------------

     Moore Building Associates LP                 Delaware

     Moore Garage LLC                             Delaware

     Parkway Moore LLC                            Delaware

     Parkway Properties LP                        Delaware

     Parkway Realty Services LLC                  Delaware

     Wink/Parkway Partnership                     Louisiana

     111 Capitol Building LP                      Mississippi

     Parkway Jackson LLC                          Mississippi

     Parkway Lamar LLC                            Mississippi

     Parkway Mississippi LLC                      Mississippi

     Parkway Properties Tax Administration LLC    Mississippi